                                                             Exhibit (d)(xviii)


                           MEMORANDUM OF UNDERSTANDING





         MDS INC., a corporation governed by the laws of Canada


         (hereinafter called "MDS")


         - and -


         HEMOSOL CORP., a corporation incorporated under the laws of the Province of Ontario


         (hereinafter called "HEMOSOL")


         - and -


         HEMOSOL LP, a partnership formed under the laws of the Province of Ontario, by its general partner HEMOSOL CORP.


         (hereinafter called the "PARTNERSHIP")


         - and -


         HEMOSOL INC., a corporation incorporated under the laws of the Province of Ontario


         (hereinafter called "OLD HEMOSOL")


         WHEREAS MDS is a holder of securities in the capital of Hemosol;


         AND WHEREAS on October 22, 2002, Old Hemosol borrowed Cdn.$20 million (the "Loan") from a Canadian chartered bank (the "Lender"), the proceeds of which were to be deployed to, among other things, pay for ongoing clinical trials of its flagship product, HEMOLINK(TM) and complete construction of its Meadowpine manufacturing facility;

         AND WHEREAS MDS agreed to assist Old Hemosol in obtaining the Loan on favourable terms by guaranteeing all of the obligations of Old Hemosol to the Lender in respect of the Loan;


         AND WHEREAS on October 22, 2002 MDS and Old Hemosol entered into a memorandum of understanding ("MOU") to set out the principal terms and conditions pursuant to which MDS was prepared to guarantee (the "Original Guarantee") the obligations of Old Hemosol to the Lender in respect of the Loan, which terms and conditions included the obligation of Old Hemosol to issue warrants of Old Hemosol to MDS;


         AND WHEREAS MDS and Old Hemosol amended the MOU on December 29, 2003 to set out the terms and conditions whereby MDS agreed to extend the term of the Original Guarantee;


         AND WHEREAS in connection with a plan of arrangement (the "Arrangement") of Old Hemosol, involving Old Hemosol, its securityholders and MDS effective the date hereof, (i) the obligations of Old Hemosol under the Loan will be assumed by the Partnership; (ii) MDS, among others, will enter into an assumption, assignment and release agreement (the "Assignment Agreement") whereby the benefit of the Original Guarantee of MDS will be assigned to the Partnership; (iii) the MOU, as amended, will be terminated; and (iv) Hemosol will enter into this new memorandum of understanding with MDS (the "New MOU") on substantially the same terms as the MOU, as amended, except that the warrants issuable to MDS hereunder shall be issuable by Hemosol in lieu of Old Hemosol, the number of warrants issuable hereunder shall be reduced by one-half and the exercise price of each such warrant shall be reduced by $0.04;


         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this memorandum of understanding and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the parties hereto), the parties hereto agree as set forth below.

1.       BORROWING

1.1 In connection with the Partnership assuming Old Hemosol's obligations under the Loan, the Partnership will grant to the Lender a fixed and floating first charge in favour of the Lender over all of the real and personal property of the Partnership (the "Security"). The term of the Loan shall end on October 1, 2004 but may be extended to May 25, 2005 subject to Hemosol complying with section 2.2 hereof. The last business day of the Loan's term shall be referred to herein as the "Latest Repayment Date".

1.2 The obligations of the Partnership under the Loan will be collaterally secured by a guarantee from MDS (the "New Guarantee") in favour of the Lender as contemplated by the

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Assignment Agreement. The New Guarantee is in the same form as the Original
Guarantee provided by MDS in favour of the Lender, the terms of which include, but are not limited to, full rights of subrogation in favour of MDS.

1.3 The MOU is terminated in accordance with the terms and conditions of the Arrangement.

2.       GUARANTEE FEE

2.1 In consideration of providing the Original Guarantee to Old Hemosol and entering into the Assignment Agreement, MDS is and shall be entitled to, and Hemosol shall issue to MDS, warrants of Hemosol entitling MDS, subject to the satisfaction of the requirements set out in this section 2.1 and section 2.2, to subscribe for and purchase up to 7,500,000 fully paid and non-assessable common shares of Hemosol ("Shares") (subject to customary adjustments including, but not limited to, any subdivision or consolidation of the common shares of Hemosol) at a price per Share of Cdn. $0.96 (the "Warrants"). 5,500,000 Warrants have been previously issued to MDS under the warrant certificate of Old Hemosol dated October 22, 2002, as amended April 30, 2004, which certificate will be assumed by Hemosol on April 30, 2004 and Hemosol will issue to MDS forthwith a certificate issuing such Warrants. Hemosol agrees to use its reasonable commercial efforts to obtain all requisite approvals, including Toronto Stock Exchange listing approval, to issue and, upon receipt of all such approvals, Hemosol shall issue to MDS on or after May 25, 2004, but by August 25, 2004, an additional 2,000,000 Warrants (the "Additional Warrants"), with an exercise price of $0.96 per Additional Warrant, which shall vest on the terms set forth in paragraph 2.2 and shall be evidenced by a warrant certificate of Hemosol. Hemosol represents and warrants to MDS that it has all requisite shareholder approval to issue the Additional Warrants. In addition, upon receipt of all such approvals for and the issuance of the Additional Warrants by August 25, 2004, the term of the New Guarantee shall be extended from October 21, 2004 to June 20, 2005 automatically and without any further action required by Hemosol, the Partnership or MDS. In the event that the Additional Warrants are not issued to MDS by August 25, 2004, the term of the New Guarantee will not be extended beyond, and shall expire on, October 21, 2004 and Hemosol shall have no further obligation to issue the Additional Warrants.

2.2 The terms of vesting of the Additional Warrants shall be such that for each whole or part month that the Loan remains outstanding beyond May 25, 2004 (to a maximum of an additional 12 months) (each such whole or part month being an "Extension Month"), MDS may exercise Additional Warrants entitling it to subscribe for up to the number of Shares set forth in Table 1 below and such Additional Warrants may be exercised at any time and from time to time during the period from and after the first day of the subject Extension Month and prior to the third anniversary of such date.

                                     TABLE 1


MONTHS LOAN IS OUTSTANDING                  NUMBER OF ADDITIONAL WARRANTS
   BEYOND MAY 25, 2004                      BECOMING EXERCISABLE
--------------------------                  -----------------------------


         1                                                 166,666
         2                                                 166,667
         3                                                 166,666
         4                                                 166,667
         5                                                 166,666
         6                                                 166,667
         7                                                 166,666
         8                                                 166,667
         9                                                 166,666
         10                                                166,667
         11                                                166,666
         12                                                166,669
                                                     -------------
         TOTAL                                           2,000,000
                                                     =============




2.3 If Hemosol repays in full all amounts owed under the Loan in any month prior to the Latest Repayment Date, no Warrants, in excess of those which are already exercisable as of the end of the month in which the Loan is repaid in full, shall be exercisable.

3.       CONDITIONS

3.1 The conditions precedent to the execution of the Assignment Agreement by MDS are the following:

    (a) MDS and its legal counsel must have sufficient opportunity to review and must ultimately approve, in form and substance, all documentation relating to the assumption of the Loan and the assignment of the Guarantee including, without limitation, the loan agreement and all documentation relating to the Security and the Warrants;

    (b) MDS and its legal counsel must be satisfied with the form and substance of the New Guarantee, Assignment Agreement which shall provide, without limiting the generality of the foregoing, that MDS has full rights of subrogation upon MDS paying to the Lender all amounts outstanding in connection with the Loan at the time the New Guarantee is called upon, and the Loan and New Guarantee transactions are in compliance with OSC Policy 61-501 and the Shares issuable upon exercise of the Warrants shall be subject to a hold period of no more than four (4) months;

    (c) MDS shall receive an opinion from legal counsel to Hemosol and the Partnership confirming, among other things, that there are no security interests in, or other encumbrances on title to, any of the real property assets of the Partnership that rank in priority to the security interest in such assets granted to the Lender as security for the Loan. MDS shall receive a search report from legal counsel to the Partnership confirming, subject to customary limitations with respect to the accuracy, completeness and currency of the records of public registries, that: (i) with the exception of financing statements registered in respect of assets leased by the Partnership from a secured creditor, there are no secured parties with a financing statement registered in the Ontario Personal Property Registry (the "PPSR") registered in priority to the financing statement registered in the PPSR in favour of the Lender; (ii) with the exception of a notice of intention to grant special security registered in favour of the Lender, there are no banks with a notice of intention to grant special security registered against the Partnership under the Bank Act (Canada); and (iii) there are no executions registered against the personal property of the Partnership in the land registry offices in those countries in which the Partnership has located any personal property;

    (d) no material adverse change shall have occurred with respect to the Partnership and Hemosol and the time period, if any, between the time of execution of this Agreement and the date upon which MDS is required to execute and deliver the Assignment Agreement;

    (e) Hemosol and the Partnership shall have obtained all necessary third party, shareholder, director and regulatory consents required in connection with the transactions contemplated herein; and

    (f) any such other conditions as are commercially reasonable and customary in transactions similar to those contemplated herein.

4.       EXPENSES

4.1 Hemosol and the Partnership shall pay, or cause to be paid, all reasonable fees (including, but not limited to, all legal and documentation fees) and expenses incurred by MDS in connection with the preparation of any documentation relating to the transactions contemplated herein (other than any documentation dated the date hereof) as well as the reasonable expenses of MDS in connection with the enforcement of its rights, all whether or not documentation relating to the Loan is promptly executed or any amounts are advanced thereunder.

5.       ASSIGNMENT

5.1 None of MDS, Hemosol, Old Hemosol or the Partnership shall be permitted to assign all or any portion of its rights or obligations hereunder.


         DATED this 30th day of April, 2004.



                                       MDS INC.

                                       By:
                                       -----------------------------------------
                                       Name:

                                       Title:


                                       HEMOSOL CORP.

                                       By:
                                       -----------------------------------------
                                       Name:

                                       Title:


                                       HEMOSOL LP, BY ITS GENERAL PARTNER
                                       HEMOSOL CORP.

                                       By:
                                       -----------------------------------------
                                       Name:

                                       Title:


                                       HEMOSOL INC.

                                       By:
                                       -----------------------------------------
                                       Name:

                                       Title: